Exhibit 99

FOR IMMEDIATE RELEASE

October 26, 2011

THE EASTERN COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2011

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the third quarter and nine months of 2011.  Net sales for the quarter were $36.1 million, compared to $34.0 million for the same period in 2010, a 6% increase.  Net income for the third quarter was $1.5 million or $0.24 per diluted share and was level with the $1.5 million or $0.24 per diluted share that was reported in the third quarter of 2010.

Net sales for the nine months of 2011 were $104.8 million compared to $97.5 million, an 8% increase.  Year to date earnings for the nine month period ended October 1, 2011 were $4.0 million or $0.65 per diluted share, compared to $3.9 million or $0.63 per diluted share for the same period in 2010.

Leonard F. Leganza, Chairman, President and CEO stated, “Sales in both the third quarter and nine month periods improved over sales in the comparable periods in 2010, however, we are still experiencing softness in some of our diverse markets. Year to date results have been impacted by factors including the lower than expected sales to the military market as a result of reduced government spending, the start-up costs we incurred to establish our new composite panel manufacturing facility in Ontario, Canada, slower than anticipated sales of new products for the commercial laundry industry as well as margin pressure caused by ongoing cost increases. Overall though, we are pleased with the operating results this year.”

Mr. Leganza continued, “In the Metals Products segment, The Frazer & Jones division has continued to experience strong demand for its mine roof support products and, as a result of the capital investments made in 2010, has improved product quality and operating efficiency.”

Mr. Leganza concluded, “Despite the uncertain current state of the economy, we expect that all of our business segments will experience some growth in sales in 2011 when compared to 2010. Our strong financial condition will also provide us the resources we need to invest in our ongoing product development initiative, capital equipment where needed and to continue our current dividend policy.”

The Eastern Company is a 153-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                  Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010
Net Sales	$36,089,946	$ 33,958,681	$104,798,740	$ 97,490,901

Net Income After Tax	$ 1,459,941	$ 1,489,748	$ 4,040,914	$ 3,910,277

Net Income Per Share:
Basic	$ 0.24	$ 0.24	$ 0.66	$ 0.64
Diluted	$ 0.24	$ 0.24	$ 0.65	$ 0.63

Weighted average
shares outstandings:
Basic	6,172,193	6,131,401	6,167,262	6,090,452
Diluted	6,202,496	6,208,219	6,211,352	6,187,971